Digipath Appoints Two New Directors to its Board

LAS VEGAS, NV - September 17th, 2018 - Digipath, Inc. (OTCQB: DIGP), an independent cannabis lab testing and media company, is pleased to announce the appointment of two new directors; Dr. Cindy Orser, PhD. and Mr. Bruce Raben.

Dr. Orser is the Chief Science Officer (“CSO”) of Digipath’s wholly owned subsidiary, Digipath Labs, Inc. As CSO of Digipath Labs since 2014, Cindy has created a replicable state-of-the-art cannabis-testing facility in Las Vegas, NV with validated standard operating procedures to ensure cannabis and cannabis-based products are safe once they reach the dispensary shelves. Dr. Orser is also leading Digipath’s promotion of cannabis strain authentication, which combines chemoprofile data analytics with strain genotyping to distinguish cannabis drug type strains.

Dr. Orser draws from over 25 years of innovative experience in both academia and private industry. She holds 18 issued patents and has authored 46 peer-reviewed publications. She received her BS in Botany from Montana State University in Bozeman and was awarded a PhD in Plant Pathology and Genetics from the University of California, Berkeley. Dr. Orser is the founder of five biotech companies including Adyfe, Cellphire, Big Sky Biosystems, ASDx Biosystems and iPDx Biosciences. She has consulted for the molecular diagnostic and cannabis industry as well as the federal government. For five years, Dr. Orser served as Corporate Senior Scientist and Head of the Biodefense/Biotechnology Initiative at Arete Associates in Washington, D.C. and was a tenured Professor of Biochemistry and Bacteriology at the University of Idaho.

Mr. Raben is the co-founder and President of Hudson Capital Advisors BD, LLC. Hudson Capital is a financial advisory firm that provides a wide array of financial advisory services to companies, entrepreneurs, financial sponsors and institutional investors primarily focused on the middle and lower middle market. It provides capital raising and private placement services, advice and transactional support for mergers and acquisitions, as well as other advisory services such as restructuring, re-capitalization and valuations.

Mr. Raben has been an investment banker, merchant banker and private investor for over 30 years. He started his career and became a senior banking executive at Drexel Burnham Lambert in 1979 where he worked on numerous leveraged buyouts and recapitalizations, including Mattel Toys, SFN Co.’s, Magma Copper, Warnaco, Mellon Bank and John Fairfax. He then went on in 1990 to become a cofounder of the corporate finance department at Jefferies & Co. At Jefferies, he was the architect of forming its Energy Group and Gaming Group. From there, Mr. Raben went off to open the west coast office for CIBC’s High yield and Merchant Banking activities in 1996. At CIBC, he was the lead banker on CIBC’s financing and co-founding of what became Global Crossing. Over the years, Mr. Raben has sat on a number of public and private company boards of directors, including Foodmaker, Rival Manufacturing, Magnetek, Warnaco, Terex, Global Crossing, Equity Marketing and Fresh Direct. Mr. Raben received his B.A. from Vassar College in 1975 and his MBA from Columbia University in 1979.

Todd Denkin, CEO and Chairman remarked “Dr. Orser has been part of the senior leadership at Digipath from the beginning, and to be able to have her contribute her formidable skills and insight at the board level will be a terrific addition as the Company strategically expands. Bruce Raben brings a wealth of banking, finance and transactional experience to the Company and the board. We are very enthusiastic about both of them joining us as we embark on our next chapter of growth.”

About Digipath, Inc. (DIGP)

Digipath, Inc., supports the cannabis industry’s best practices for reliable testing, cannabis education and data acquisition, and brings unbiased cannabis news coverage to the cannabis industry.

Digipath Labs provides pharmaceutical-grade analysis and testing to the cannabis industry to ensure producers, consumers and patients know exactly what is in the cannabis they ingest and to help maximize the quality of its client’s products through analysis, research, development, and standardization.

Information about Forward-Looking Statements

This press release contains “forward-looking statements” that include information relating to future events. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in, or suggested by, the forward-looking statements. Important factors that could cause these differences include, but are not limited to: the Company’s need for additional funding, the demand for the Company’s products, governmental regulation of the cannabis industry, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, and other risks that may be detailed from time-to-time in the Company’s filings with the United States Securities and Exchange Commission. For a more detailed description of the risk factors and uncertainties affecting Digipath, please refer to the Company’s recent Securities and Exchange Commission filings, which are available at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact

Investor Relations

Digipath, Inc.

(702) 527.2060

Info@digipath.com